Exhibit 107

Form S-8

(Form Type)

Vintage Wine Estates, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, no par value per share	Other(2)	11,200,000(3)	$7.97(2)	$89,264,000.00(2)	$92.70 per $1,000,000	$8,274.78
Total Offering Amounts					$89,264,000.00		$8,274.78
Total Fee Offsets							$0.00
Net Fee Due							$8,274.78

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement includes any additional shares of common stock, no par value per share (“Common Stock”), that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the $8.30 (high) and $7.63 (low) sale prices of the Common Stock as reported on The Nasdaq Global Market tier of The Nasdaq Stock Market LLC on January 28, 2022, which date is within five business days prior to the filing of this registration statement.

(3)	Represents 11,200,000 shares of Common Stock reserved for issuance pursuant to the Vintage Wine Estates, Inc. 2021 Omnibus Incentive Plan.